News Release
EXHIBIT 99.1

SM ENERGY APPOINTS DR. ASHWIN VENKATRAMAN
TO THE COMPANY’S BOARD OF DIRECTORS

DENVER, CO December 2, 2024 - SM Energy Company (NYSE: SM) today announced that Dr. Ashwin Venkatraman has been appointed to serve as an independent director and as a member of the Audit Committee of the Board of Directors (the “Board”).
Chairman of the Board Julio Quintana comments: “We are very pleased to have Ashwin join the SM Energy Board where he will bring an extensive academic background and business experience in technology, artificial intelligence and engineering specific to the oil and gas industry. The SM Energy team aggressively applies data analytics and machine learning into their optimization plans, and Ashwin’s expertise will be a valuable addition. Please join me in welcoming Ashwin.”
Dr. Venkatraman is President and Chief Executive Officer of Resermine, Inc., a leader in subsurface artificial intelligence and machine learning solutions with a focus on enhancing oil recovery, a company that he founded in 2017. From January 2019 to December 2020, Dr. Venkatraman was an Associate Professor of Petroleum and Geological Engineering at the University of Oklahoma. From 2015 to 2017, Dr. Venkatraman held academic appointments as a Postdoctoral Fellow in The Institute of Computational & Engineering Sciences at The University of Texas at Austin, and as a Postdoctoral Research Associate at Princeton University. During the period from 2004 to 2015, Dr. Venkatraman held various positions of increasing responsibility at Shell International Exploration and Production Inc., including Senior Reservoir Engineer (2009 to 2015); Research Reservoir Engineer (2008 to 2009); Concept Engineer (2007 to 2008); and Operations Engineer, Panna-Mukta Field (2004 to 2006). Dr. Venkatraman earned his Bachelor’s and Master’s degrees in Technology and Chemical Engineering at the Indian Institute of Technology, Bombay, India, and his Ph.D. in Petroleum Engineering at The University of Texas at Austin.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the states of Texas and Utah. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

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